Exhibit 10.12

SETTLEMENT AND MUTUAL RELEASE

The following Settlement and Mutual Release Agreement is made between Douglas C. Hewitt (“Hewitt”) and Hewitt Petroleum Inc. (“HPI”) with an effective date of March 31, 2011.

WHEREAS, As of March 1, 2011 HPI owes Hewitt back wages totaling $433,000;

WHEREAS, HPI and Hewitt desire to resolve their difference by entering into this Agreement based upon the following terms and conditions:

1.           This Agreement shall be subject to the successful completion of the contemplated Stock Exchange Agreement (“Merger”) between HPI and Freedom Oil & Gas, and reverse take over ("RTO) between HPI and HEGCO Canada, Inc.

2.           HPI and Hewitt hereby agree that Hewitt will forgive $216,500 which is one half of his accrued salary in the total sum of $433,000. Hewitt agrees to accept 1,082,500 HPI restricted common stock as payment for all accrued and unpaid salary.

3.           HPI shall indemnify, defend and hold Hewitt harmless from and against any and all claims, actions, damages, demands, liabilities, costs and expenses, including reasonable attorney's fees and expenses, resulting from any act or omission of Hewitt during his employment with HPI.

4.           Hewitt hereby warrants that no charge or claim has been initiated by Hewitt against HPI in any administrative agency or court, whether state or federal. Hewitt agrees not to file against HPI or any affiliates, successors or assigns thereof, or against any member, manager, officer, director, employee or agent of any of them, any claim arising under his previous employment, or any charge or claim with any government agency or any lawsuit in any court based upon or arising out of the Hewitt relationship with HPI. This provision does not apply to any charge or claim based upon any act or conduct occurring after the effective date of this Agreement.

5.           In exchange for the Payment and other valuable consideration as outlined above, the sufficiency of which is hereby acknowledged, Hewitt hereby releases and forever discharges HPI, its managers, members, officers, agents, employees, successors, assigns, and affiliates of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time with respect to any claims relating to Hewitt's engagement with HPI and/or the termination of his employment, including but not limited to breach of the covenant of good faith, contract claims, or tort claims or any other common law or statutory rights.

6.           In exchange for the Payment and other valuable consideration as outlined in paragraph 2 above, the sufficiency of which is hereby acknowledged, HPI hereby releases and forever discharges Hewitt his successors, assigns, and affiliates of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time with respect to any claims relating to Hewitt's engagement with HPI, including but not limited to breach of the covenant of good faith, contract claims, or tort claims or any other common law or statutory rights.

7.           This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

8.           Miscellaneous.

a.
This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and shall not be amended or otherwise modified in any manner except in a writing executed by both parties.

b.
If any provision of this Agreement is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction for any reason, the invalid or unenforceable portion shall be deemed severed from this Agreement and the balance of this Agreement shall remain in full force and effect and be enforceable in accordance with the non-severed provisions of this Agreement.

c.
This Agreement may be executed in one or more counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

d.
If any party is required to retain legal counsel in order to enforce this Agreement, with or without the commencement of a formal legal action, such party shall be entitled to recover its attorney's fees and costs from the breaching party or parties.

e.	This Agreement shall be binding on the parties and their respective heirs, successors and assigns.

f.	All words used in this Agreement shall be construed to he of such number and gender as the context requires or permits.

g.	This Agreement shall be governed by the substantive laws of the State of Utah, without giving effect to its choice of law rules.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

Hewitt Petroleum, Inc.

By:	/s/ J. David Gowdy	Dated: March 31, 2011

Title: President/CEO

/s/ Douglas C. Hewitt, Sr.		Dated: March 31, 2011
Douglas C. Hewitt, Sr.; Individually